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April 13, 2015

Teucrium Commodity Trust c/o Teucrium Trading, LLC 232 Hidden Lake Road Brattleboro, Vermont 05301

Re: Teucrium Commodity Trust – Teucrium Agricultural Fund

Ladies and Gentlemen:

We have acted as counsel to Teucrium Commodity Trust, a Delaware statutory trust organized in series (the “Trust”) and its Sponsor, Teucrium Trading, LLC (the “Sponsor”), in connection with the registration statement filed on Form S-1, as amended (File No. 333- 201953) (the “ Registration Statement“) filed by the Trust with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the beneficial interests (the “Agricultural Fund Shares”) in the series of the Trust designated as the Teucrium Agricultural Fund (the “Agricultural Fund”). This opinion is being delivered to you at your request.

As counsel to the Trust and the Sponsor, we have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers acting on behalf of the Trust or the Sponsor as authentic copies of originals, of:

(i)	the Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 22, 2009, and certified by the Secretary of State on April 13, 2015 (the “Certificate of Trust”);
(ii)	the Second Amended and Restated Declaration of Trust and Trust Agreement of the Trust, dated as of October 21, 2010, between the Sponsor and Wilmington Trust Company, a Delaware banking corporation, as trustee of the Trust (the “Trust Agreement”);
(iii)	the Certificate of Formation of the Sponsor, as filed with the Secretary of State on July 28, 2009, and certified by the Secretary of State on April 13, 2015;
(iv)	the Amended and Restated Limited Liability Company Agreement of the Sponsor, dated October 26, 2009, as amended by the First Amendment to the Amended and Restated Limited Liability Company Operating Agreement of the Sponsor, dated September 30, 2011, and by the Second Amendment to the Amended and Restated Limited Liability Company Operating Agreement of the Sponsor, dated May 24, 2012;
(v)	the Instrument Establishing New Series of the Trust, dated as of March 29, 2011, executed by the Sponsor, establishing the Teucrium Agricultural Fund as a series of the Trust;
(vi)	unanimous written consent of the members of the Sponsor acting on behalf of the Trust relating to the authorization, issuance, offer and sale of the Agricultural Fund Shares;
(vii)	a form of Authorized Purchaser Agreement entered into by the Trust, the Sponsor and each Authorized Purchaser filed as an exhibit to the Registration Statement;

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Teucrium Commodity Trust c/o Teucrium Trading, LLC Page 2

(viii)	a Certificate of Good Standing for the Trust, dated April 13, 2015, obtained from the Secretary of State; and
(ix)	a Certificate of Good Standing for the Sponsor, dated April 13, 2015, obtained from the Secretary of State.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued.  We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Trust and the Sponsor.

We have relied with your approval upon certificates of public officials and, as to certain factual matters, upon certificates and/or representations of officers and employees of the Trust and the Sponsor.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein below, it is our opinion that:

1. The Trust has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Trust Act”).

2. The Agricultural Fund Shares issued by the Trust will be validly issued and, subject to the qualifications set forth herein, will be fully paid and nonassessable beneficial interests in the Trust relating to the Agricultural Fund, as to which the shareholders, as beneficial owners of the Trust relating to the Fund, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware. The shareholders may be obligated to make certain payments provided for in Section 4.7(f) of the Trust Agreement.

3. Assuming that (i) separate and distinct records are maintained for the Agricultural Fund, (ii) the assets associated with the Agricultural Fund are held in such separate and distinct records (directly or indirectly including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Trust or any other series thereof, (iii) the notice of the limitation on liabilities of a series provided in Section 3804(a) of the Trust Act is continuously set forth in the Certificate of the Trust, and (iv) the Trust Agreement continuously provides for those matters described in (i), (ii), and (iii) of this paragraph 3, the Agricultural Fund shall be entitled to the benefits of the limitation on interseries liability set forth in Section 3804(a) of the Trust Act.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.	The opinions expressed in this letter are limited to the Limited Liability Company Act and the Statutory Trust Act of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws. We express no opinion with respect to any other laws of the State of Delaware or the laws of any other jurisdiction.
B.	We express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Agricultural Fund Shares.
C.	The opinions in paragraph 2 above assume (i) the payment by an Authorized Purchaser to the Trust of the full consideration due from it for the Agricultural Fund Shares subscribed by it and (ii) the Agricultural Fund Shares will be offered and sold as described in the Registration Statement, the Trust Agreement, and the Authorized Purchaser Agreements.
D.	The opinions in paragraph 3 above are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent transfer, and similar laws relating to and affecting the rights and

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remedies of creditors generally and (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law).

We hereby consent to the use of this opinion as an exhibit to the Registration Statements filed with the SEC. We also hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statements.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP

PDG/WTC/JMT